FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
01/03/01                                     Vice President-Investor Relations
                                             214/978-2691



                     HALLIBURTON BOARD APPROVES ACQUISITION

         DALLAS, Texas -- Halliburton Company (NYSE:HAL) announced that its board of directors has approved the company's acquisition of the PGS Data Management division of Petroleum Geo-Services ASA (NYSE:PGO; OSE:PGS) as announced earlier today. Completion of the transaction remains subject to various regulatory and other approvals, as well as the finalization of certain ancillary agreements.

         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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